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                                                                      EXHIBIT 16

                 AMENDMENT TO PREFERRED SHARES RIGHTS AGREEMENT

     Amendment to Preferred Shares Rights Agreement ("Amendment"), dated as of July 1, 1999, between ADFLEX SOLUTIONS, INC., a Delaware corporation ( the "Company"), and BANKBOSTON N.A., a national banking association, formerly FIRST NATIONAL BANK OF BOSTON, NA (the "Rights Agent").

                                    RECITALS

     A. The Company and the Rights Agent are parties to that certain Preferred Shares Rights Agreement, dated as of July 10, 1996 (the "Rights Agreement"), which sets forth certain rights of the Company's stockholders to purchase one one-hundredth of a share of Series A Participating Preferred Stock (the "Preferred Shares") upon the occurrence of certain events.

     B. The parties desire to amend the provisions of the Rights Agreement relating to certain defined terms contained therein.

     C. Accordingly, the parties have agreed to enter into this Amendment pursuant to the authority granted in Section 9.7(a) of the Rights Agreement.

                                   AGREEMENTS

     1. Acquiring Person. The parties agree that the defined term "Acquiring Person" is hereby amended as follows:

          (a) The word "either" appearing immediately prior to clause (i) of
     Section 1(a) is hereby deleted, clauses (i) and (ii) of Section 1(a) are hereby renumbered as clauses (ii) and (iii), respectively, and any references in the Rights Agreement to Subsection 1(a)(i) or 1(a)(ii) shall be deemed to be references to Subsection 1(a)(ii) or 1(a)(iii), respectively.

          (b) The following new clause (i) is hereby added to Section 1(a):

             "(i) as the result of an acquisition of Common Shares following a Permitted Offer,"

     2. Business Day. The parties agree that the defined term "Business Day" is hereby amended as follows: the words "Phoenix, Arizona" are hereby deleted and replaced with the words "the Commonwealth of Massachusetts".

     3. Close of Business. The parties agree that the defined term "Close of Business" is hereby amended in its entirety to read as follows:

     "Close of Business" on any given date shall mean 5:00 p.m. Eastern time, on such date; provided, however, that if such date is not a Business Day it shall mean 5:00 p.m. Eastern time on the next succeeding Business Day".

     4. Appointment of Rights Agent. The parties agree that Section 2 of the Rights Agreement is hereby amended by adding the following words at the end of
Section 2 after the word "desirable"

     ", upon ten (10) days' prior written notice to the Rights Agent. The Rights Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omission of any such co-Rights Agent"

     5. Distribution Date. The parties agree that clause (ii) of the defined term "Distribution Date" is hereby amended in its entirety to read as follows:

     "(ii) the Close of Business on the twentieth day (or such later date as may be determined by action of a majority of Continuing Directors then in office) after the date that a tender or exchange offer (other than a Permitted Offer) by any Person (other than the Company, any Subsidiary of the Company, any
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     employee benefit plan of the Company or of any Subsidiary of the Company, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, or any Person publishing, sending or giving a Permitted Offer) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if, assuming the successful consummation thereof, such Person would be the Beneficial Owner of more than 20.5% of the shares of Common Shares then outstanding."

     6. Notices. The parties agree that Section 26 of the Rights Agreement is hereby amended to change the address of the Rights Agent to read as follows:

       "Bank Boston N.A.
        c/o EquiServe Limited Partnership
        150 Royall Street
        Canton, Massachusetts 02021
        Attention: Client Administration"

     7. Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Rights Agreement.

     8. Continuing Effect. Except as modified or amended by this Amendment, all terms and provisions of the Rights Agreement shall remain in full force and effect.

     9. Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                          ADFLEX SOLUTIONS, INC.

                                          By: /s/ DONALD E. FREDERICK

                                          --------------------------------------
                                          Name: Donald E. Frederick

                                          --------------------------------------
                                          Title:  Chief Financial Officer

                                          --------------------------------------

                                          BANKBOSTON N.A., FORMERLY FIRST
                                          NATIONAL BANK OF BOSTON, NA

                                          By: /s/ GEOFFREY D. ANDERSON

                                          --------------------------------------
                                          Name: Geoffrey D. Anderson

                                          --------------------------------------
                                          Title:  Director

                                          --------------------------------------

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